Exhibit 23 (a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements No. 33-48453, 333-81249, 333-11049, 333-63126, 333-117330, 333-126701, and 333-141052, each on Form S-8, and Registration Statements No. 333-129988, 333-157133, and 333-157134 each on Form S-3 of Sandy Spring Bancorp, Inc. of our report, dated February 29, 2008, relating to our audit of the consolidated statements of income, changes in stockholders’ equity and cash flows of Sandy Spring Bancorp, Inc. and Subsidiaries for the year ended December 31, 2007, which appear in this Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. for the year ended December 31, 2009.

Frederick, Maryland
March 12, 2010